UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2010

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

and

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Credit Facility
(PPL Corporation and PPL Energy Supply, LLC)

As previously announced, on June 21, 2010, PPL Energy Supply, LLC (“PPL Energy Supply”) entered into an Escrow Agreement with Wells Fargo, National Association, as Administrative Agent, and the Lenders referred to below, with respect to a $4 billion Revolving Credit Agreement, to be dated and effective as of the Effective Date described below, among PPL Energy Supply, Wells Fargo, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and the other Lenders party thereto (the “Credit Agreement”).  On October 19, 2010 (the “Effective Date”), the Credit Agreement became effective and replaced PPL Energy Supply’s (a) $3.4 billion Second Amended and Restated Credit Facility dated as of May 4, 2007, which PPL Energy Supply terminated as of the Effective Date, and (b) $400 million Amended and Restated 364-day Credit Agreement dated September 8, 2009, which terminated in September 2010 in accordance with its terms on its scheduled termination date.

The Credit Agreement allows for borrowings at market-based rates plus a spread, which is based upon PPL Energy Supply’s senior unsecured long-term debt rating.  In addition, PPL Energy Supply may request certain Lenders under the Credit Agreement to issue letters of credit, which issuances reduce available borrowing capacity.  PPL Energy Supply intends to use this credit facility for general corporate purposes of PPL Energy Supply and its affiliates, including for working capital purposes, for making investments in or loans to affiliates, and as a commercial paper backstop.  In addition, PPL Energy Supply intends to use proceeds of borrowings under the Credit Agreement to make loans to certain of its affiliates to provide interim financing of amounts required to pay a portion of the purchase price of PPL Corporation’s previously announced approximately $7.6 billion acquisition (“Acquisition”) of E.ON U.S. LLC, the owner of Louisville Gas and Electric Company and Kentucky Utilities Company, from E.ON AG.  Closing of the Acquisition is subject, among other things, to receipt of required regulatory approvals and is expected to occur during the fourth quarter of 2010.  PPL Energy Supply will pay customary commitment and letter of credit issuance fees under the Credit Agreement.

The Credit Agreement contains a financial covenant requiring PPL Energy Supply’s debt to total capitalization to not exceed 65% (as calculated pursuant to the Credit Agreement), and other customary covenants.  Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the Credit Agreement), could result in acceleration of due dates of any borrowings, cash collateralization of outstanding letters of credit and/or termination of the Credit Agreement. The Credit Agreement also contains certain customary representations and warranties that must be made and certain other conditions that must be met for PPL Energy Supply to borrow or to cause the Issuing Lender to issue letters of credit.

Under certain conditions, PPL Energy Supply may request that the facility’s principal amount be increased by up to $500 million.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1
$4,000,000,000 Revolving Credit Agreement, dated as of October 19, 2010, among PPL Energy Supply, LLC, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President and Chief Financial Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President

Dated:  October 20, 2010